Ex. 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT COMPLETES NEARLY $1 BILLION
OF APARTMENT TRANSACTIONS IN 2013
REIT Finishes Year as One of Nation's Most Active Apartment Purchasers

IRVINE, Calif., Jan. 27, 2014 - Steadfast Income REIT, Inc. announced that it successfully completed $945 million in apartment acquisitions in 2013, representing 33 properties in nine states. The REIT, which closed to new investments on December 20, 2013, has currently invested more than $1.5 billion in 63 apartment communities in 11 Midwestern and Southern states.
“Our 2013 acquisitions activity is quite impressive when you consider that most of the properties were purchased on an individual rather than a portfolio basis,” said Ella Shaw Neyland, president of Steadfast Income REIT. “Our team did a stellar job of deploying available capital into properties that we believe met our investment criteria, and we will continue to actively manage and reinvest in our portfolio in an effort to maximize the total potential return for our shareholders.”
Steadfast Income REIT focused on increasing its concentration in key markets in 2013. Some noteworthy highlights include adding 19 apartment communities totaling over 5,600 apartment homes in Texas as well as nearly 1,100 apartment homes in three properties in Illinois.

Steadfast Income REIT is a real estate investment trust that operates a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.